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                                                                         EX-99.1

                               MULTIGRAPHICS, INC.
                     1998 STOCK INCENTIVE PLAN FOR DIRECTORS


                                 I. INTRODUCTION

1.1 PURPOSES. The purposes of the 1998 Stock Incentive Plan for Directors (the "Plan") of Multigraphics, Inc. (the "Company") are (i) to align the interests of the Company's stockholders and directors who are not officers or employees of the Company or any subsidiary ("Non-Employee Directors") by increasing the proprietary interest of Non-Employee Directors in the Company's growth and success, (ii) to advance the interests of the Company by attracting and retaining Non-Employee Directors and (iii) to motivate Non-Employee Directors to act in the long-term best interests of the Company and its stockholders.

1.2  CERTAIN DEFINITIONS.

     "AGREEMENT" shall mean the written agreement evidencing an option.

     "BOARD" shall mean the Board of Directors of the Company.

     "CHANGE IN CONTROL" shall have the meaning set forth as of the effective date of this Plan in Section 6.8(b) of the Company's 1994 Long-Term Incentive Plan (the "1994 Plan"), regardless of whether the 1994 Plan is amended or terminated.

     "COMMON STOCK" shall mean the common stock, $.025 par value, of the Company.

     "COMPANY" shall have the meaning set forth in Section 1.1.

     "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

     "FAIR MARKET VALUE" shall mean the closing transaction price of a share of Common Stock on the American Stock Exchange on the date as of which such value is being determined or, if there shall be no reported transaction for such date, on the next preceding date for which a transaction was reported; provided, however, that Fair Market Value may be determined by the Board by whatever means or method as the Board, in the good faith exercise of its discretion, shall at such time deem appropriate.

     "MATURE SHARES" shall mean previously-acquired shares of Common Stock for which the holder thereof has good title, free and clear of all liens and encumbrances and which such holder either (i) has held for at least six months or (ii) has purchased on the open market.

     "NON-EMPLOYEE DIRECTORS" shall have the meaning set forth in Section 1.1.




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     "STOCK AWARD" shall have the meaning set forth in Section 3.1.

1.3 ADMINISTRATION. This Plan shall be administered by the Board. The Board shall, subject to the terms of this Plan, interpret this Plan and the application thereof, establish rules and regulations it deems necessary or desirable for the administration of this Plan. All such interpretations, rules, regulations and conditions shall be final, binding and conclusive. A majority of the Board shall constitute a quorum. The acts of the Board shall be either (i) acts of a majority of the members of the Board present at any meeting at which a quorum is present or (ii) acts approved in writing by all of the members of the Board without a meeting.

1.4 SHARES AVAILABLE. Subject to adjustment as provided in Section 4.6, 140,000 shares of Common Stock shall be available under this Plan, reduced by the sum of the aggregate number of shares of Common Stock which become subject to outstanding options and are issued pursuant to Stock Awards. To the extent that shares of Common Stock subject to an outstanding option are not issued or delivered by reason of the expiration, termination, cancellation or forfeiture of such option or by reason of the delivery or withholding of shares of Common Stock to pay all or a portion of the exercise price of an option, then such shares of Common Stock shall again be available under this Plan. Shares of Common Stock shall be made available from authorized and unissued shares of Common Stock, or authorized and issued shares of Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof.

                                II. STOCK OPTIONS

2.1 ELIGIBILITY. Each Non-Employee Director shall be granted options to purchase shares of Common Stock in accordance with this Article II. All options granted under this Article II shall constitute stock options that are not incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended.

2.2 GRANTS OF OPTIONS. Each Non-Employee Director shall be granted options as follows:

     (a) Time of Grant. As of the effective date of this Plan (or, if after the effective date of this Plan and prior to the date of the 1999 annual meeting of stockholders, on the date on which a person is first elected or begins to serve as a Non-Employee Director other than by reason of termination of employment), each person who is a Non-Employee Director as of such date shall be granted an option to purchase 10,000 shares of Common Stock (which amount shall be pro rated if such Non-Employee Director is first elected or begins to serve as a Non-Employee Director after the effective date of this Plan and prior to the date of the 1999 annual meeting of stockholders) at a purchase price per share equal to 100% of the Fair Market Value of a share of Common Stock on such date. On the date of the 1999 annual meeting of stockholders of the Company and, thereafter, on the date of each annual meeting of stockholders of the Company, each person who is a Non-Employee Director immediately after such meeting of stockholders shall be granted an option to purchase 5,000 shares of Common


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Stock at a purchase price per share equal to the Fair Market Value of a share of
Common Stock on the date of grant of such option.

     (b) Exercise Period and Exercisability. Each option shall be fully exercisable on and after its date of grant and shall expire ten years after its date of grant or on such earlier date as provided in Section 2.3. An exercisable option, or portion thereof, may be exercised in whole or in part only with respect to whole shares of Common Stock.

2.3 TERMINATION OF DIRECTORSHIP. If an optionee ceases to be a director of the Company for any reason, each option held by such optionee may thereafter be exercised by such optionee (or such optionee's legal representative, executor, administrator, beneficiary or similar person) until and including the earliest to occur of the (i) date which is seven months after the effective date of such optionee's ceasing to be a director and (ii) the expiration date of the term of such option.

2.4 METHOD OF EXERCISE. An option may be exercised (i) by giving written notice to the Company specifying the number of whole shares of Common Stock to be purchased and accompanied by payment therefor in full (or arrangement made for such payment to the Company's satisfaction) either (A) in cash, (B) by delivery (either actual delivery or by attestation procedures established by the Company) of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) in cash by a broker-dealer acceptable to the Company to whom the optionee has submitted an irrevocable notice of exercise or (D) a combination of (A) and (B), in each case to the extent set forth in the Agreement relating to the option, and (ii) by executing such documents as the Company may reasonably request. The Company shall have sole discretion to disapprove of an election pursuant to any of clauses (B)-(D). Any fraction of a share of Common Stock which would be required to pay such purchase price shall be disregarded and the remaining amount due shall be paid in cash by the optionee. No certificate representing Common Stock shall be delivered until the full purchase price therefor has been paid (or arrangement made for such payment to the Company's satisfaction).

                                III. STOCK AWARDS

3.1 STOCK AWARDS. The Board may, in its discretion, grant shares of Common Stock ("Stock Awards") to Non-Employee Directors in lieu of all or part of the annual cash retainer that would otherwise be payable. The shares of Common Stock subject to a Stock Award shall be issued as of each date on which such retainer would otherwise be payable and the number of shares of Common Stock to be issued shall equal the number of shares (rounded up to the nearest whole share) determined by dividing the amount of such retainer by the Fair Market Value of a share of Common Stock on the date as of which such shares are issued. Stock Awards shall not be subject to any restrictions, performance measures or other limitations imposed by the Company. The holder of a Stock Award shall have all rights as a stockholder


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of the Company, including, but not limited to, voting rights, the right to receive dividends and the right to participate in any capital adjustment applicable to all holders of Common Stock.

                                   IV. GENERAL

4.1 EFFECTIVE DATE AND TERM OF PLAN. This Plan shall become effective as of the date of approval by the Board. This Plan shall terminate when shares of Common Stock are no longer available for the grant of awards, unless terminated earlier by the Board. Termination of this Plan shall not affect the terms or conditions of any award granted prior to termination.

4.2 AMENDMENTS. The Board may amend this Plan as it shall deem advisable, subject to any requirement of stockholder approval required by applicable law, rule or regulation. No amendment may impair the rights of an optionee without the consent of such optionee.

4.3 AGREEMENT. No option shall be valid until an Agreement is executed by the Company and the optionee and, upon execution by each party and delivery of the Agreement to the Company, such option shall be effective as of the effective date set forth in the Agreement.

4.4  NON-TRANSFERABILITY OF OPTIONS. Unless otherwise specified in the
Agreement relating to an option, no option shall be transferable other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company. Except to the extent permitted by the foregoing sentence or the option Agreement, each option may be exercised during the optionee's lifetime only by the optionee or the optionee's legal representative or similar person. Except to the extent permitted by the second preceding sentence or the option Agreement, no option may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of any option, such option and all rights thereunder shall immediately become null and void.

4.5 RESTRICTIONS ON SHARES. Each option shall be subject to the requirement that if at any time the Company determines that the listing, registration or qualification of the shares of Common Stock subject to such option upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the exercise of such option or the delivery of shares thereunder, such option shall not be exercised and such shares shall not be delivered unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company may require that certificates evidencing shares of Common Stock delivered pursuant to any option or Stock Award bear a legend indicating that the sale, transfer or other disposition thereof by the holder is prohibited except in compliance with the Securities Act of 1933, as amended, and the rules and regulations thereunder.



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4.6  ADJUSTMENT. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, the number and class of securities available under this Plan, the number and class of securities subject to each outstanding option and the purchase price per security, and the number and class of securities subject to each option to be granted to Non-Employee Directors pursuant to Article II shall be appropriately adjusted by the Board, such adjustments to be made without an increase in the aggregate purchase price. The decision of the Board regarding any such adjustment shall be final, binding and conclusive. If any such adjustment would result in a fractional security being (a) available under this Plan, such fractional security shall be disregarded, or (b) subject to an option, the Company shall pay the holder of such option, in connection with the first exercise of such option in whole or in part occurring after such adjustment, an amount in cash determined by multiplying (i) the fraction of such security (rounded to the nearest hundredth) by (ii) the excess, if any, of (A) the Fair Market Value on the exercise date over (B) the exercise price of such option.

4.7  CHANGE IN CONTROL.

     (a) (1) Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control pursuant to Section 6.8(b)(3) or (4) of the 1994 Plan in connection with which the holders of Common Stock receive shares of common stock that are registered under Section 12 of the Exchange Act, there shall be substituted for each share of Common Stock available under this Plan, whether or not then subject to an outstanding option, the number and class of shares into which each outstanding share of Common Stock shall be converted pursuant to such Change in Control. In the event of any such substitution, the purchase price per share shall be appropriately adjusted by the Board (whose determination shall be final, binding and conclusive), such adjustments to be made without an increase in the aggregate purchase price.

     (2) Notwithstanding any provision in this Plan or any Agreement, in the event of a Change in Control pursuant to Section 6.8(b)(1) or (2) of the 1994 Plan, or in the event of a Change in Control pursuant to Section 6.8(b)(3) or
(4) of the 1994 Plan in connection with which the holders of Common Stock receive consideration other than shares of common stock that are registered under Section 12 of the Exchange Act, each outstanding option shall be surrendered to the Company by the optionee, and each such option shall immediately be canceled by the Company, and the optionee shall receive, within ten days of the occurrence of a Change in Control, a cash payment from the Company in an amount equal to the number of shares of Common Stock then subject to such option, multiplied by the excess, if any, of the greater of (A) the highest per share price offered to stockholders of the Company in any transaction whereby the Change in Control takes place or (B) the Fair Market Value of a share of Common Stock on the date of occurrence of the Change in Control, over the purchase price per share of Common Stock subject to the option. The Company may, but is not required to,


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cooperate with any person who is subject to Section 16 of the Exchange Act to assure that any cash payment in accordance with the foregoing to such person is made in compliance with Section 16 and the rules and regulations thereunder.

     (b) Notwithstanding the exercise period set forth in Section 2.3, and notwithstanding the expiration date of the term of any option, in the event the Company is involved in a business combination which is intended to be treated as a pooling of interests for financial accounting purposes (a "Pooling Transaction") or pursuant to which an optionee receives a substitute option to purchase securities of any entity, including an entity directly or indirectly acquiring the Company, then each option (or option in substitution thereof) held by such optionee shall be exercisable until and including the latest of (x) the expiration date of the term of the option or, in the event of such optionee's termination of service, the date determined pursuant to Section 2.3, (y) the date which is seven months after the consummation of such business combination and (z) the date which is 30 days after the date of expiration of any period during which such optionee may not dispose of a security issued in the Pooling Transaction in order for the Pooling Transaction to be accounted for as a pooling of interests.

4.8 RIGHTS AS STOCKHOLDER. No person shall have any right as a stockholder of the Company with respect to any shares of Common Stock or other equity security of the Company which is subject to an option unless and until such person becomes a stockholder of record with respect to such shares of Common Stock or equity security.

4.9 DESIGNATION OF BENEFICIARY. If permitted by the Company, an optionee may file with the Company a written designation of one or more persons as such optionee's beneficiary or beneficiaries (both primary and contingent) in the event of the optionee's death. To the extent an outstanding option is exercisable, such beneficiary or beneficiaries shall be entitled to exercise such option.

     Each beneficiary designation shall become effective only when filed in writing with the Company during the optionee's lifetime on a form prescribed by the Company. The spouse of a married optionee domiciled in a community property jurisdiction shall join in any designation of a beneficiary other than such spouse. The filing with the Company of a new beneficiary designation shall cancel all previously filed beneficiary designations.

     If an optionee fails to designate a beneficiary, or if all designated beneficiaries of an optionee predecease the optionee, then each outstanding option held by such optionee, to the extent exercisable, may be exercised by such optionee's executor, administrator, legal representative or similar person.

4.10 GOVERNING LAW. This Plan and each award and Agreement, and all determinations made and actions taken pursuant thereto, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws.



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